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                                                                Exhibit 99.d.i.H


                      SUPPLEMENTAL TERMS AND CONDITIONS TO
                        THE MANAGEMENT AGREEMENT BETWEEN
                          THE AMERICAN AADVANTAGE FUNDS
                                       AND
                          AMR INVESTMENT SERVICES, INC.

         The attached amended Schedule A is hereby incorporated into the Management Agreement dated April 3, 1987, as supplemented on November 1, 1995, December 17, 1996 and July 25, 1997 (the "Agreement") between the American AAdvantage Funds and AMR Investment Services, Inc. To the extent that there is any conflict between the terms of the Agreement and these Supplemental Terms and Conditions ("Supplement"), this Supplement shall govern.

Dated: September 1, 1998



                             American AAdvantage Funds

                             By:  /S/BARRY Y. GREENBERG
                                -------------------------------------------
                                     Barry Y. Greenberg
                                     Vice President and Assistant Secretary

                             AMR Investment Services, Inc.

                             By:  /S/WILLIAM F. QUINN
                                -------------------------------------------
                                     William F. Quinn
                                     President



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                                     AMENDED
                                   SCHEDULE A
                                     TO THE
                              MANAGEMENT AGREEMENT
                                     BETWEEN
                          AMR INVESTMENT SERVICES, INC.
                                     AND THE
                            AMERICAN AADVANTAGE FUNDS


I.       BASE FEE

         As compensation pursuant to section 6 of the Management Agreement between AMR Investment Services, Inc. (the "Manager") and the American AAdvantage Funds (the "AAdvantage Trust"), the AAdvantage Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following rate:

         (1) 0.10% of the net assets of the Balanced Fund, the Growth and Income Fund, the International Equity Fund and the Small Cap Value Fund plus all fees payable by the Manager with respect to such Funds pursuant to any Investment Advisory Agreement entered into pursuant to Paragraph 2(d) of said Management Agreement;

         (2) 0.10% of the net assets of the Money Market Fund, the Municipal Money Market Fund and the U.S. Government Money Market Fund; and

         (3) 0.25% of the net assets of the Intermediate Bond Fund and the Short-Term Bond Fund.

         To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee pursuant to Section 6 of the Agreement.

II.      SECURITIES LENDING DUTIES AND FEES

         A.       Manager Duties

         The Manager agrees to provide the following services in connection with the investment of cash collateral received from the securities lending activities of each Fund of the AAdvantage Trust: (a) assist the securities lending agent (the "Agent") in determining which specific securities are available for loan, (b) monitor the Agent to ensure that securities loans are effected in accordance with its instructions and within the procedures adopted by the Board of Trustees of the AAdvantage Trust, (c) prepare appropriate periodic reports for, and seek appropriate approvals from, the Board of Trustees of the AAdvantage Trust with respect





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to securities lending activities, (d) respond to Agent inquiries concerning
Agent's compliance with applicable guidelines, and (e) perform such other duties as necessary.

         B.       Securities Lending Fees

         As compensation for services provided by the Manager in connection with securities lending activities of each Fund of the AAdvantage Trust, the lending Fund shall pay to the Manager, with respect to cash collateral posted by borrowers, a fee up to 25% of the net monthly interest income (the gross interest income earned by the investment of cash collateral, less the amount paid to borrowers as well as related expenses) from such activities and, with respect to loan fees paid by borrowers when a borrower posts collateral other than cash, a fee up to 25% of such loan fees.

         To the extent that a Fund invests all of its investable assets (i.e., securities and cash) in another registered investment company, however, the AAdvantage Trust will not pay the Manager any fee for services provided by the Manager in connection with securities lending activities.

DATED: September 1, 1998